Exhibit 99.1

News Release

Credence Investor Relations Contact:	Credence Editorial Contact:
John Detwiler	Judy Dale
Senior V.P. Finance & CFO	Senior Director, Marketing Communications
510.623.4758 or 510.623.5177 fax	510.492.3118 or 510.623.2524 fax
E-mail: john_detwiler@credence.com	E-mail: judy_dale@credence.com

CREDENCE SYSTEMS CORPORATION ANNOUNCES $150 MILLION CONVERTIBLE

SUBORDINATED NOTES OFFERING

FREMONT, Calif., May 22, 2003 — Credence Systems Corporation (Nasdaq: CMOS) announced today that it is offering $150 million of convertible subordinated notes due in 2008 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

The notes will bear interest at a rate of 1.5 percent per annum. They will be convertible into the company’s common stock at a conversion price of $11.31 per share and will be subordinated to all present and future senior debt of the company. The company will also grant to the initial purchasers of the notes an option to purchase up to an additional $30 million principal amount of the notes. The sale of the notes is expected to close on May 29, 2003.

At the initial conversion price, each $1,000 principal amount of notes would be convertible into approximately 88.4173 shares of the company’s common stock. The initial conversion price represents a 43 percent premium over the last reported sale price of the company’s common stock on May 22, 2003, which was $7.91 per share.

The company expects to use the net proceeds of the offering for general corporate purposes, including working capital and potential acquisitions.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

About Credence

Credence Systems Corporation is changing the future of semiconductor production by integrating test solutions throughout the design, validation and production processes. A leader in the manufacture of automatic test equipment (ATE) for the global semiconductor industry, Credence and its subsidiaries also provide design and test validation solutions as well as advanced photon probing technology that enable faster time-to-market with lower total cost-of-test. Headquartered in Fremont, California, the company is an ISO 9001 certified manufacturer and maintains advanced production and design facilities in Hillsboro, Oregon. More information is available at http://www.credence.com.

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Credence is a registered trademark and Credence Systems is a trademark of Credence Systems Corporation and its subsidiaries. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.